Exhibit 4.3

CTO REALTY GROWTH, INC.

(formerly known as Consolidated-Tomoka Land Co.)

(Company)

CTO NEWCO REIT, INC.

(to be renamed CTO Realty Growth, Inc,)

(Successor)

U.S. BANK NATIONAL ASSOCIATION

(Trustee)

Supplemental Indenture No. 1

Dated as of January 29, 2021

SUPPLEMENTAL INDENTURE No. 1, dated as of January 29, 2021, among CTO Realty Growth, Inc. (formerly known as Consolidated-Tomoka Land Co.), a Florida Corporation (the “Company”), CTO NEWCO REIT, Inc., a Maryland corporation, which will be renamed as of the date hereof and immediately following the effectiveness hereof to CTO Realty Growth, Inc. (the “Successor”), and U.S. Bank National Association, a national banking association having a corporate trust office at 225 Water Street, Jacksonville, Florida 32202, as trustee, (the “Trustee”), under the Indenture dated as of February 3, 2020 (the “Indenture”), this Supplemental Indenture No. 1 being supplemental thereto.

Recitals of the Company and the Successor

WHEREAS, the Indenture was authorized, executed and delivered by the Company to provide for the issuance of the Company’s 3.875% Convertible Senior Notes due 2025 (the “Notes”) by the Company;

WHEREAS, on August 26, 2020, the Board of Directors of the Company approved an Agreement and Plan of Merger, dated as of September 3, 2020, by and between the Company and the Successor pursuant to which the Company will merge with and into the Successor, with Successor as the surviving corporation as of the date hereof (the “Merger”);

WHEREAS, immediately following the Merger and the effectiveness hereof, the Successor will change its name to CTO Realty Growth, Inc.;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company shall not merge with or into, another Person (such term and all other capitalized terms used herein without definition having the meanings assigned to them in the Indenture), unless the Successor Company expressly assumes, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture;

WHEREAS, Section 8.01(b) of the Indenture provides that, without the consent of any Holder, the Company (when authorized by a Board Resolution) and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, to evidence the succession by a Successor Company and to provide for the assumption by a Successor Company of the Company’s obligations under the Notes and the Indenture;

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case described in Section 9.03 of the Indenture;

WHEREAS, each of the Company and the Successor has duly authorized the execution and delivery of this Supplemental Indenture No. 1 to provide for the assumption by the Successor of all of the Company’s obligations under the Indenture; and has duly authorized the assumption of the Notes outstanding under the Indenture by the Successor; and all acts necessary to make this Supplemental Indenture No. 1 a valid agreement of the Company and the Successor, and to make the Indenture and the Notes valid obligations of the Successor, have been performed.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE NO. 1 WITNESSETH, that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

ARTICLE ONE

Agreement to Assume Obligations

Section 1. Immediately upon the consummation of the Merger:

(A) pursuant to Section 9.02 of the Indenture, Successor hereby assumes from the Company the due and punctual payment of all amounts (including legal fees and expenses) owing to or to be paid to the Trustee and Conversion Agent, the due and punctual payment of the principal of and premium (including any Fundamental Change Purchase Price), if any, and accrued and unpaid interest, if any, on all of the Notes, the due and punctual payment or delivery of any Settlement Amount due upon conversion of the Notes and the due and punctual performance of all of the covenants, indemnities and conditions of the Indenture to be performed by the Company under the Indenture; and

(B) the Successor hereby succeeds to, and is substituted for, and may exercise every right and power of, the Company under this Indenture, with the same effect as if the Successor had been named therein as the party of the first part.

ARTICLE TWO

Miscellaneous Provisions

Section 1. This Supplemental Indenture No. 1 is a supplement to the Indenture. As supplemented by this Supplemental Indenture No. 1, the Indenture is in all respects ratified, approved and confirmed, and the Indenture and this Supplemental Indenture No. 1 shall together constitute one and the same instrument.

Section 2. The recitals contained in this Supplemental Indenture No. 1 shall be taken as the statements of the Company and the Successor, and the Trustee assumes no responsibility for their correctness and makes no representations as to the validity or sufficiency of this Supplemental Indenture No. 1.

Section 3. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

[Remainder of Page Intentionally Left Blank Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 1 to be duly executed as of the day and year first written above.

CTO REALTY GROWTH, INC.

By:	/s/ John P. Albright
Name:	John P. Albright
Title:	President, CEO

CTO NEWCO REIT, INC.

By:	/s/ John P. Albright
Name:	John P. Albright
Title:	President, CEO

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Sheryl Lear
Name:	Sheryl Lear
Title:	Vice President

[Signature Page to Supplemental Indenture No. 1]